Exhibit 99.2

Juniper Networks, Inc.
1133 Innovation Way
Sunnyvale, CA 94089

April 27, 2021

CFO Commentary on First Quarter 2021 Preliminary Financial Results

Related Information
The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ first quarter 2021 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company's performance in advance of the earnings call webcast.

Revenue Reporting Update

As announced at our February 2021 Investor Day, effective in the first quarter of fiscal 2021, we began reporting our revenue by customer solution in the following three categories: Automated WAN Solutions, Cloud-Ready Data Center, AI-Driven Enterprise. In addition, we will report Hardware Maintenance and Professional Services. The change provides for alignment on key growth drivers that is aligned with our strategy.
In addition to our customer solutions, we will also report our software and related services and total security revenues on a standalone basis, as these offerings represent key areas of strategic focus that are critical components to our business success. Our software and related services and security offerings are typically sold with our customer solutions, and in many cases represent differentiating factors that enhance our competitive position.

•Software and related services offerings include revenue from software license, software support and maintenance and software-as-a-service (SaaS) contracts. Much of the business value we provide to our customers is delivered through software, some of which is integrated into our hardware solutions and some of which is sold on a standalone basis. We view software as a key point of competitive differentiation.

•Total security offerings include revenue from our complete portfolio of hardware and software security products, including SD-WAN solutions, as well as services related to our security solutions. Our security solutions protect customers from malicious cyber threats and in many cases are integrated into our networking products. Our networking and security offerings are highly complementary and are often sold together as part of our connected security strategy. We view our ability to sell both networking and security technologies as a competitive advantage, especially as the networking and security industries converge.

Please see the Preliminary Supplemental Data of this commentary for the historical revenue trend.

At our Investor Day, we also introduced Annual Recurring Revenue (ARR), a metric to help investors understand our software revenue trend and the incremental value of our business model. ARR represents recurring revenue from renewable contracts with customers for software licenses, software support and maintenance, and SaaS expected to be recognized over an annual period of time. This metric includes the implied annualized billing value of contracts with a duration of one year or greater that are active as of the end of the periods presented. This metric excludes software licenses recognized as revenue at a point in time.
Q1 2021 Preliminary Financial Results
GAAP

(in millions, except per share amounts and percentages)	Q1'21	Q4'20	Q1'20		Q/Q Change		Y/Y Change
Revenue	$1,074.4	$1,222.6	$998.0		(12)%		8%
Product	672.4	810.2	608.8		(17)%		10%
Service	402.0	412.4	389.2		(3)%		3%
Gross margin %	57.3%	58.6%	58.0%	(1.3)	pts	(0.7)	pts
Research and development	254.7	242.5	232.5		5%		10%
Sales and marketing	252.7	246.1	239.2		3%		6%
General and administrative	61.1	77.2	59.3		(21)%		3%
Restructuring charges	19.3	53.1	8.9		(64)%		117%
Total operating expenses	$587.8	$618.9	$539.9		(5)%		9%
Operating margin %	2.6%	8.0%	3.9%	(5.4)	pts	(1.3)	pts
Net (loss) income	$(31.1)	$30.8	$20.4		(201)%		(252)%
Diluted net (loss) income per share	$(0.10)	$0.09	$0.06		(211)%		(267)%

Non-GAAP

(in millions, except per share amounts and percentages)	Q2'21 Guidance	Q1'21	Q4'20	Q1'20	Q/Q Change		Y/Y Change
Revenue	$1,140 +/- $50	$1,074.4	$1,222.6	$998.0	(12)%		8%
Product		672.4	810.2	608.8	(17)%		10%
Service		402.0	412.4	389.2	(3)%		3%
Gross margin %	59.5% +/- 1.0%	59.3%	60.0%	59.5%	(0.7)	pts	(0.2)	pts
Research and development		228.8	219.5	217.3	4%		5%
Sales and marketing		231.3	228.2	224.0	1%		3%
General and administrative		47.4	49.2	50.5	(4)%		(6)%
Total operating expenses	$512 +/- $5	$507.5	$496.9	$491.8	2%		3%
Operating margin %	~14.6% at the midpoint	12.1%	19.3%	10.2%	(7.2)	pts	1.9	pts
Net income		$98.5	$181.8	$77.2	(46)%		28%
Diluted net income per share	$0.38 +/- $0.05	$0.30	$0.55	$0.23	(45)%		30%

Q1 2021 Overview

We ended the first quarter of 2021 at $1,074 million in revenue and non-GAAP earnings per share of $0.30, both above the mid-point of our guidance. Revenue was up 8% year-over-year, with growth across all verticals and geographies.
Looking at our revenue by vertical, on a year-over-year basis, Service Provider grew 17%, Cloud grew 3% and Enterprise grew 1%. On a sequential basis, all verticals declined.

Orders were strong with mid-teens percentage growth year-over-year, with particular strength in our Cloud and Enterprise verticals.

Looking at revenue by customer solution, on a year-over-year basis, Automated WAN Solutions increased 22%, Cloud-Ready Data Center decreased 10%, and AI-Driven Enterprise increased 12%. We saw good year-over-year order growth in Cloud-Ready Data Center; however, the timing of shipments impacted revenue results.
Total Software and Related Services revenue was $143 million, which was an increase of 7% year-over-year. ARR grew 28% year-over-year.
Total Security revenue was $163 million, growing 11% year-over-year.
In reviewing our top 10 customers for the quarter, five were Cloud, four were Service Provider, and one was an Enterprise. Our top 10 customers accounted for 31% of our total revenue as compared to 33% in Q1'20.
Non-GAAP gross margin was 59.3%, which was above our guidance mid-point primarily due to higher revenue. If it were not for elevated logistics and other supply chain-related costs due to COVID-19, we would have posted non-GAAP gross margin of approximately 60%.
Non-GAAP operating expenses increased 3% year-over-year and 2% sequentially, which was in-line with our guidance range.

Non-GAAP Operating Margin was 12.1% for the quarter which exceeded our expectations.
Cash flow from operations was $180 million. We paid $65 million in dividends, reflecting a quarterly dividend of $0.20 per share, and repurchased $125 million worth of shares in the quarter.

Total cash, cash equivalents, and investments at the end of the first quarter of 2021 was $1.8 billion. The sequential decline was due primarily to the repurchase of our remaining debt maturing in 2024 and June 2025 that was refinanced last quarter, and the cash outflows associated with the acquisition of Apstra.

Revenue

Product and Service
•Product Revenue: $672 million, up 10% year-over-year and down 17% sequentially.
•Service Revenue: $402 million, up 3% year-over-year and down 3% sequentially. The year-over-year increase was primarily driven by strong sales of support contracts and software subscriptions. The sequential decrease was primarily driven by timing of renewals and professional services projects.

Customer Solution
•Automated WAN Solutions: $386 million, up 22% year-over-year and down 16% sequentially. The year-over-year increase was primarily driven by Service Provider and to a lesser extent, Cloud, partially offset by decline in Enterprise. All verticals declined sequentially.

•Cloud-Ready Data Center: $157 million, down 10% year-over-year and down 17% sequentially. The year-over-year decrease was primarily due to Cloud, and to a lesser extent, Service Provider, partially offset by growth in Enterprise. The sequential decrease was primarily driven by Service Provider and Enterprise, and to a lesser extent, Cloud.

•AI-Driven Enterprise: $161 million, up 12% year-over-year and down 15% sequentially. The year-over-year increase was primarily due to Cloud, and to a lesser extent, Enterprise and Service Provider. The sequential decrease was due to Enterprise, partially offset by growth in Cloud and Service Provider. Both our Mist and EX product families grew year-over-year.

•Hardware Maintenance and Professional Services: $369 million, up 1% year-over-year and down 3% sequentially.

Vertical
•Cloud: $271 million, up 3% year-over-year and down 4% sequentially. The year-over-year increase was primarily driven by Automated WAN Solutions and AI-Driven Enterprise, and to a lesser extent, Hardware Maintenance and Professional Services, partially offset by a decline in Cloud-Ready Data Center. The sequential decrease was across all customer solutions except AI-Driven Enterprise, which grew sequentially.

•Service Provider: $438 million, up 17% year-over-year and down 8% sequentially. The year-over-year increase was primarily driven by Automated WAN Solutions and to a lesser extent, AI-Driven Enterprise, partially offset by a decline in Hardware Maintenance and Professional Services and Cloud-Ready Data Center. The sequential decrease was across all customer solutions except AI-Driven Enterprise, which grew slightly.

•Enterprise: $366 million, up 1% year-over-year and down 22% sequentially. The year-over-year increase was driven by Cloud-Ready Data Center, Hardware Maintenance and Professional Services and AI-Driven Enterprise, partially offset by a decline in Automated WAN Solutions. The sequential decrease was across all customer solutions except Hardware Maintenance and Professional Services, which grew sequentially.

Geography
•Americas: $583 million, up 1% year-over-year and down 8% sequentially. Year-over-year, the increase was due to Service Provider, partially offset by declines in Cloud and Enterprise. The sequential decrease was driven by Enterprise, partially offset by growth in Service Provider and Cloud.

•EMEA: $311 million, up 22% year-over-year and down 14% sequentially. Year-over-year, the increase was driven by all verticals. The sequential decrease was primarily driven by Service Provider and Enterprise, and to a lesser extent, Cloud.

•APAC: $180 million, up 10% year-over-year and down 20% sequentially. Year-over-year, the increase was primarily driven by Service Provider, and to a lesser extent, Enterprise. Cloud was essentially flat. The sequential decrease was driven by all verticals.

Additional Disclosures

•Software and Related Services: $143 million, up 7% year-over-year and down 17% sequentially. Year-over-year, the increase was driven by software license subscriptions, partially offset by a decline in perpetual software licenses.

•Total Security: $163 million, up 11% year-over-year and flat sequentially. Year-over-year, the increase was driven by product while services was flat. Sequentially, Security product revenue growth was offset by a decline in services.

Gross Margin
•GAAP gross margin: 57.3%, compared to 58.0% from the prior year and 58.6% from last quarter.

•Non-GAAP gross margin: 59.3%, compared to 59.5% from the prior year and 60.0% from last quarter.

•GAAP product gross margin: 52.9%, down 2.9 points from the prior year and down 2.6 points from last quarter.

The year-over-year decrease in GAAP product gross margin was primarily due to higher intangible amortization associated with the acquisition of 128 Technology and Apstra, higher inventory-related expenses, and increased logistics costs and other supply chain costs related to the COVID-19 pandemic.

The sequential decrease in GAAP product gross margin was primarily due to higher intangible amortization associated with the acquisition of 128 Technology and Apstra and lower revenue.

•Non-GAAP product gross margin: 55.4%, down 2.0 points from the prior year and down 1.6 points from last quarter.

The year-over-year decrease in non-GAAP product gross margin was primarily due to higher inventory-related expenses, and increased logistics costs and other supply chain costs related to the COVID-19 pandemic.

The sequential decrease in non-GAAP product gross margin was primarily driven by lower revenue.

•GAAP service gross margin: 64.6%, up 3.1 points from the prior year and down 0.1 points from last quarter.

•Non-GAAP service gross margin: 65.9%, up 3.2 points from the prior year and flat from last quarter.

The year-over-year increase in service gross margin, on a GAAP and non-GAAP basis, was primarily driven by lower delivery costs and higher revenue.

Sequentially, service gross margin, on a GAAP and non-GAAP basis, was essentially flat.

Operating Expenses
•GAAP operating expenses: $588 million, an increase of $48 million year-over-year, and a decrease of $31 million sequentially.

The year-over-year increase in operating expenses was primarily driven by higher share-based compensation and higher restructuring costs, and to a lesser extent, increases in headcount-related costs. The sequential decrease in operating expenses was primarily due to lower restructuring costs.

GAAP operating expenses were 54.7% of revenue, up 0.6 points year-over-year and up 4.1 points sequentially.

•Non-GAAP operating expenses: $508 million, an increase of $16 million year-over-year, and an increase of $11 million sequentially.

Non-GAAP Operating expenses were up 3% on a year-over-year basis. Increases in headcount-related costs were offset by lower travel costs due to the COVID-19 pandemic. The sequential increase in operating expenses was primarily due to headcount-related costs.

Non-GAAP operating expenses were 47.2% of revenue, down 2.1 points year-over-year and up 6.6 points sequentially.
Operating Margin

•GAAP operating margin: 2.6%, a decrease of 1.3 points year-over-year and a decrease of 5.4 points sequentially.
•Non-GAAP operating margin: 12.1%, an increase of 1.9 points year-over-year and a decrease of 7.2 points sequentially.

Tax Rate
•GAAP tax rate: 17.7% benefit, compared to 28.0% provision in the prior year and 21.4% provision last quarter.

The year-over-year and quarter-over-quarter decrease in the effective tax rate, on a GAAP basis, was primarily due to the relative level of discrete items related to debt refinancing and restructuring activities recorded in the respective quarters.

•Non-GAAP tax rate: 19.5%, compared to 19.5% in the prior year and 18.1% last quarter.

The year-over-year effective tax rate, on a non-GAAP basis, is flat. The quarter-over-quarter increase is due to a change in the geographic mix of earnings as compared to the prior quarter.

Diluted Earnings (Loss) Per Share
•GAAP diluted (loss) earnings per share: ($0.10), a decrease of $0.16 year-over-year and a decrease of $0.19 sequentially.

The year-over-year decrease in EPS on a GAAP basis, was primarily driven by the cash premium paid in connection with the debt refinancing, lower interest income and higher operating expenses, partially offset by higher revenue.

Sequentially, the decrease in GAAP EPS was primarily driven by lower revenue.

•Non-GAAP diluted earnings per share: $0.30, an increase of $0.07 year-over-year and a decrease of $0.25 sequentially.

The year-over-year increase in EPS on a non-GAAP basis was primarily driven by higher revenue, partially offset by higher operating expenses.

Sequentially, the decrease in non-GAAP EPS was primarily driven by lower revenue.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding ("DSO"), and headcount)	Q1'21	Q4'20	Q3'20	Q2'20	Q1'20
Cash(1)	$1,764.6	$2,430.6	$2,561.2	$2,570.3	$2,529.9
Debt(2)	1,685.2	2,127.3	1,714.1	1,720.1	1,712.9
Net cash(3)	79.4	303.3	847.1	850.2	817.0
Operating cash flow	179.8	125.8	116.4	97.6	272.2
Capital expenditures	19.7	32.5	24.1	22.0	21.8
Depreciation and amortization	58.6	52.1	49.9	51.0	53.7
Share repurchases	125.0	75.0	100.0	—	200.0
Dividends	$65.2	$66.1	$66.2	$66.3	$65.5
Shares used for Non-GAAP diluted net income per share(4)	332.7	332.7	334.5	333.1	335.1
DSO	64	71	60	63	61
Headcount	9,884	9,950	9,916	9,838	9,586
______________________
(1) Includes cash, cash equivalents, and investments.
(2) Debt includes change in fair value of fixed-rate debt swapped to floating rate, equally offset on the balance sheet by a swap asset/liability. $800 million of new debt was issued and $376 million of outstanding 2024 and June 2025 notes were repaid in Q4'20. The remaining $424 million of the 2024 and June 2025 notes were redeemed in Q1'21.
(3) Net cash includes cash, cash equivalents, and short and long-term investments, net of debt.
(4) Shares used for GAAP diluted net loss per share calculation for Q1’21 was 326.3 million. For the prior periods presented above, the same number of shares were used for GAAP and Non-GAAP diluted net income per share calculations.

Cash Flow
•Cash flow from operations: $180 million, down $92 million year-over-year and up $54 million sequentially.

The year-over-year decrease was primarily due to higher supplier payments and restructuring costs, partially offset by higher collections. The sequential increase was primarily due to customer collections and lower payments to suppliers, partially offset by payments for higher variable compensation.

Days Sales Outstanding (DSO)
•DSO: 64 days, a 7-day decrease from the prior quarter, driven primarily by lower overall invoicing and improved invoicing linearity within the quarter, partially offset by lower revenue.

Capital Return
•In the quarter, we paid a dividend of $0.20 per share for a total of $65 million.
•In the quarter, we repurchased $125 million worth of shares.

Demand metrics
•Total deferred revenue was $1,332 million, up $77 million year-over-year and up $46 million sequentially.
•Product deferred revenue was $106 million, down $5 million year-over-year and up $2 million sequentially.
The year-over-year decline and sequential increase in product deferred revenue was primarily due to the timing of the delivery of contractual commitments.
•Service deferred revenue was $1,225 million, up $82 million year-over-year and up $44 million sequentially.

The year-over-year increase in service deferred revenue was primarily driven by growth in software subscription services.
The sequential increase in service deferred revenue was primarily due to the timing of contract renewals.

Deferred Revenue

(in millions)	March 31, 2021	December 31, 2020	March 31, 2020
Deferred product revenue, net	$106.4	$104.7	$111.5
Deferred service revenue, net	1,225.3	1,181.1	1,143.3
Total	$1,331.7	$1,285.8	$1,254.8

Headcount
•Ending headcount for Q1'21 was 9,884, an increase of 298 employees year-over-year and a decrease of 66 employees sequentially. The year-over-year increase was primarily a result of the acquisition of 128 Technology in Q4'20 and Apstra in Q1'21, partially offset by our Voluntary Early Retirement Program. The sequential decrease was a result of workforce realignment and our Voluntary Early Retirement Program, partially offset by increase in headcount from the acquisition of Apstra in Q1'21.

Outlook
These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

There is a worldwide shortage of semiconductors impacting many industries. Similar to others, we are experiencing ongoing supply constraints which have resulted in extended lead times. We have invested to strengthen our supply chain and have increased inventory levels over the course of the last year. We continue to work closely with our suppliers to further enhance our resiliency and mitigate recent disruptions outside of our control. Despite these actions, we believe extended lead times will likely persist for the next few quarters. While the situation is dynamic, at this point in time we believe we will have access to sufficient semiconductor supply to meet our full-year financial forecast.

Q2 2021

At the mid-point of guidance, revenue is expected to be up 5% year-over-year. We expect to see sequential growth across our Cloud and Enterprise verticals while Service Provider is expected to remain approximately flat.

We expect our Q2'21 non-GAAP gross margin to benefit from higher revenue and incremental software mix, which should more than offset unfavorable product mix trends and potentially higher component costs related to supply constraints.

We expect non-GAAP operating expense to increase sequentially, primarily due to the investments we are making to take advantage of future market opportunities.

Our guidance for the quarter ending June 30, 2021 is as follows:
•Revenue will be approximately $1,140 million, plus or minus $50 million.
•Non-GAAP gross margin will be approximately 59.5%, plus or minus 1.0%.
•Non-GAAP operating expenses will be approximately $512 million, plus or minus $5 million.
•Non-GAAP operating margin will be approximately 14.6% at the mid-point of revenue guidance.

•Non-GAAP other income and expense (OI&E) will be an expense of approximately $12 million.
•Non-GAAP tax rate will be approximately 19.5%.
•Non-GAAP net income per share will be approximately $0.38, plus or minus $0.05. This assumes a share count of approximately 330 million.

Full-Year 2021

We have updated our full-year revenue growth and profitability expectations to account for the upside we expect to experience in the first half of 2021.

We now expect full-year revenue growth of approximately 4 to 5%, a point of which is expected to come from recently acquired assets. Our revised top-line outlook is 100 basis points higher than our previous expectation of 3-4%. From a vertical perspective for 2021, Enterprise is expected to grow the fastest, Cloud is expected to grow towards the high-end of our long-term model range and Service Provider is now expected to be flat to slightly up versus last year.

At this time, our revenue and non-GAAP earnings expectations remain unchanged for the second half of the year relative to the forecast we provided during our Q4 2020 earnings call.

While non-GAAP gross margin can be difficult to predict, we continue to expect non-GAAP gross margin to be approximately 60%, consistent with what we said on our Q4'20 earnings call as well as at our February 2021 Investor Day. We expect our full-year non-GAAP gross margin to benefit from higher revenue, improved service margin and incremental software mix, which should more than offset unfavorable product mix trends and potentially higher component costs related to supply constraints.

Full year non-GAAP operating margin is now expected to be flat to slightly up versus 2020 levels.

We expect non-GAAP OI&E to remain near Q2'21 levels through the course of the year.

Our non-GAAP tax rate on worldwide earnings is expected to be 19.5% plus or minus 1%.

Our non-GAAP EPS is expected to grow faster than revenue.

Capital Return

Our Board of Directors has declared a cash dividend of $0.20 per share to be paid on June 22, 2021 to stockholders of record as of the close of business on June 1, 2021. We remain committed to paying our dividend and remain opportunistic with respect to share buybacks.

Forward-Looking Statements
Statements in this CFO Commentary and related conference call concerning Juniper Networks' business, economic and market outlook, including currency exchange rates; our financial guidance and the expected continuing impact of COVID-19 and the consummation and integration of, and financial impact resulting from any acquisitions on our guidance; our expectations regarding our liquidity, capital return program, supply constraints and access to inventory supplies, backlog, product mix, costs; and our overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: the duration, extent and continuing impact of the COVID-19 pandemic; general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending by our customers, including Cloud providers, Service Providers and Enterprises; the network capacity and security requirements of our customers and, in particular, Cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; manufacturing, supply chain, and logistics costs, constraints, changes or disruptions; availability and pricing of key product components, such as semiconductors; delays in scheduled product availability; adoption of or changes to laws, regulations, standards or policies affecting Juniper Networks' operations, products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of new tax legislation and judicial or administrative interpretation of tax regulations, including the potential for corporate tax increases under the new Biden Administration; legal settlements and resolutions, including with respect to enforcing our proprietary rights; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the impact of import tariffs, depending on their scope and how they are implemented; and other factors listed in Juniper Networks’ most recent report on Form 10-Q or 10-K filed with the Securities and Exchange Commission. In addition, many of the foregoing risks and uncertainties are, and could be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result of the pandemic. We cannot at this time predict the extent of the continuing impact of the COVID-19 pandemic and any resulting business or economic impact, but it could have a material adverse effect on our business, financial condition, results of operations and cash flows. Note that our estimates as to the tax rate on our business are based on current tax law and regulations, including current interpretations thereof, and could be materially affected by changing interpretations as well as additional legislation and guidance. All statements made in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information made in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document. We have not filed our Form 10-Q for the quarter ended March 31, 2021. As a result, all financial results described in this CFO Commentary should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further changes to tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the period. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically varied and may continue to vary significantly from quarter to quarter.

Non-GAAP Financial Measures
This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income;

operating margin; provision for income tax; income tax rate; net income; and diluted earnings per share. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, supplier component remediation charges and recoveries, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the applicable period. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

Juniper is unable to provide a reconciliation of non-GAAP guidance measures to corresponding U.S. generally accepted accounting principles or GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the foregoing items that have been excluded. For example, share-based compensation expense is impacted by the Company’s future hiring needs, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading.

Juniper Networks, Inc.
Preliminary Supplemental Data
(in millions, except percentages)
(unaudited)

Deferred Revenue

	As of
	March 31, 2021	December 31, 2020
Deferred product revenue	$106.4	$104.7
Deferred service revenue	1,225.3	1,181.1
Total	$1,331.7	$1,285.8
Reported as:
Current	$897.2	$867.3
Long-term	434.5	418.5
Total	$1,331.7	$1,285.8

Customer Solution: Revenue Trend

	Q1'20	Q2'20	Q3'20	Q4'20	Q1'21	Q/Q Change		Y/Y Change
Automated WAN Solutions	$315.5	$406.8	$437.2	$462.7	$386.4	$(76.3)	(16.5)%	$70.9	22.5%
Cloud-Ready Data Center	174.4	157.6	155.0	190.1	157.4	(32.7)	(17.2)%	(17.0)	(9.7)%
AI-Driven Enterprise	143.4	152.7	170.2	189.9	161.2	(28.7)	(15.1)%	17.8	12.4%
Hardware Maintenance and Professional Services	364.7	369.2	375.8	379.9	369.4	(10.5)	(2.8)%	4.7	1.3%
Total revenue	$998.0	$1,086.3	$1,138.2	$1,222.6	$1,074.4	$(148.2)	(12.1)%	$76.4	7.7%

Additional Disclosures: Software and Security Products and Services: Revenue Trend

	Q1'20	Q2'20	Q3'20	Q4'20	Q1'21	Q/Q Change		Y/Y Change
Software and Related Services	$133.6	$108.4	$122.0	$171.7	$142.9	$(28.8)	(16.8)%	$9.3	7.0%
Total Security	$146.6	$154.5	$147.4	$162.3	$163.0	$0.7	0.4%	$16.4	11.2%

Additional historical revenue detail for Customer Solutions and Additional Disclosures, dating back to Q1 2019 provided on our IR Website under Financial Reports, in the Financial Statements and Supplemental Data section.

Vertical Reporting: Revenue Trend

	Q1'20	Q2'20	Q3'20	Q4'20	Q1'21	Q/Q Change		Y/Y Change
Cloud	$261.9	$285.5	$253.1	$280.7	$270.7	$(10.0)	(3.6)%	$8.8	3.4%
Service Provider	375.5	436.2	475.1	474.9	438.2	(36.7)	(7.7)%	62.7	16.7%
Enterprise	360.6	364.6	410.0	467.0	365.5	(101.5)	(21.7)%	4.9	1.4%
Total revenue	$998.0	$1,086.3	$1,138.2	$1,222.6	$1,074.4	$(148.2)	(12.1)%	$76.4	7.7%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
GAAP gross margin - Product	$355.9	$450.0	$339.8
GAAP product gross margin % of product revenue	52.9%	55.5%	55.8%
Share-based compensation expense	1.3	1.5	1.4
Share-based payroll tax expense	0.2	0.1	0.2
Amortization of purchased intangible assets	15.3	9.8	8.4
Gain (loss) on non-qualified deferred compensation plan ("NQDC")	—	0.1	(0.2)
Non-GAAP gross margin - Product	$372.7	$461.5	$349.6
Non-GAAP product gross margin % of product revenue	55.4%	57.0%	57.4%

GAAP gross margin - Service	$259.7	$267.0	$239.5
GAAP service gross margin % of service revenue	64.6%	64.7%	61.5%
Share-based compensation expense	4.5	4.2	4.2
Share-based payroll tax expense	0.6	0.1	0.9
Gain (loss) on NQDC	0.1	0.4	(0.6)
Non-GAAP gross margin - Service	$264.9	$271.7	$244.0
Non-GAAP service gross margin % of service revenue	65.9%	65.9%	62.7%

GAAP gross margin	$615.6	$717.0	$579.3
GAAP gross margin % of revenue	57.3%	58.6%	58.0%
Share-based compensation expense	5.8	5.7	5.6
Share-based payroll tax expense	0.8	0.2	1.1
Amortization of purchased intangible assets	15.3	9.8	8.4
Gain (loss) on NQDC	0.1	0.5	(0.8)
Non-GAAP gross margin	$637.6	$733.2	$593.6
Non-GAAP gross margin % of revenue	59.3%	60.0%	59.5%

GAAP research and development expense	$254.7	$242.5	$232.5
Share-based compensation expense	(24.2)	(21.7)	(15.2)
Share-based payroll tax expense	(1.4)	(0.1)	(1.5)
Loss (gain) on NQDC	(0.3)	(1.2)	1.5
Non-GAAP research and development expense	$228.8	$219.5	$217.3

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
GAAP sales and marketing expense	$252.7	$246.1	$239.2
Share-based compensation expense	(16.5)	(14.8)	(13.8)
Share-based payroll tax expense	(1.0)	(0.1)	(1.1)
Amortization of purchased intangible assets	(3.7)	(2.0)	(1.4)
Loss (gain) on NQDC	(0.2)	(1.0)	1.1
Non-GAAP sales and marketing expense	$231.3	$228.2	$224.0

GAAP general and administrative expense	$61.1	$77.2	$59.3
Share-based compensation expense	(11.0)	(8.7)	(7.4)
Share-based payroll tax expense	(0.2)	(0.1)	(0.3)
Amortization of purchased intangible assets	(0.1)	(0.1)	(0.1)
Acquisition and strategic investment related charges	(2.3)	(17.7)	(1.3)
Loss (gain) on NQDC	(0.1)	(0.2)	0.3
Legal reserve and settlement benefits	—	(0.3)	—
Others	—	(0.9)	—
Non-GAAP general and administrative expense	$47.4	$49.2	$50.5

GAAP operating expenses	$587.8	$618.9	$539.9
GAAP operating expenses % of revenue	54.7%	50.6%	54.1%
Share-based compensation expense	(51.7)	(45.2)	(36.4)
Share-based payroll tax expense	(2.6)	(0.3)	(2.9)
Amortization of purchased intangible assets	(3.8)	(2.1)	(1.5)
Restructuring charges	(19.3)	(53.1)	(8.9)
Acquisition and strategic investment related charges	(2.3)	(17.7)	(1.3)
Loss (gain) on NQDC	(0.6)	(2.4)	2.9
Legal reserve and settlement benefits	—	(0.3)	—
Others	—	(0.9)	—
Non-GAAP operating expenses	$507.5	$496.9	$491.8
Non-GAAP operating expenses % of revenue	47.2%	40.6%	49.3%

GAAP operating income	$27.8	$98.1	$39.4
GAAP operating margin	2.6%	8.0%	3.9%
Share-based compensation expense	57.5	50.9	42.0
Share-based payroll tax expense	3.4	0.5	4.0
Amortization of purchased intangible assets	19.1	11.9	9.9
Restructuring charges	19.3	53.1	8.9
Acquisition and strategic investment related charges	2.3	17.7	1.3
Gain (loss) on NQDC	0.7	2.9	(3.7)
Legal reserve and settlement benefits	—	0.3	—
Others	—	0.9	—
Non-GAAP operating income	$130.1	$236.3	$101.8
Non-GAAP operating margin	12.1%	19.3%	10.2%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
GAAP other expense, net	$(5.0)	$(3.9)	$(11.1)
GAAP other expense, net % of revenue	(0.5)%	(0.3)%	(1.1)%
Loss (gain) on equity investments	(2.1)	(2.3)	1.5
Loss (gain) on NQDC	(0.7)	(2.9)	3.7
Others	—	(5.2)	—
Non-GAAP other expense, net	$(7.8)	$(14.3)	$(5.9)
Non-GAAP other expense, net % of revenue	(0.7)%	(1.2)%	(0.6)%

GAAP income tax (benefit) provision	$(6.7)	$8.4	$7.9
GAAP income tax rate	17.7%	21.4%	28.0%
Income tax effect of non-GAAP exclusions	30.5	31.8	10.8
Non-GAAP provision for income tax	$23.8	$40.2	$18.7
Non-GAAP income tax rate	19.5%	18.1%	19.5%

GAAP net (loss) income	$(31.1)	$30.8	$20.4
Share-based compensation expense	57.5	50.9	42.0
Share-based payroll tax expense	3.4	0.5	4.0
Amortization of purchased intangible assets	19.1	11.9	9.9
Restructuring charges	19.3	53.1	8.9
Acquisition and strategic investment related charges	2.3	17.7	1.3
Legal reserve and settlement benefits	—	0.3	—
Loss (gain) on equity investments	(2.1)	(2.3)	1.5
Loss on extinguishment of debt	60.6	55.0	—
Income tax effect of non-GAAP exclusions	(30.5)	(31.8)	(10.8)
Others	$—	$(4.3)	$—
Non-GAAP net income	$98.5	$181.8	$77.2

GAAP diluted net (loss) income per share	$(0.10)	$0.09	$0.06
Non-GAAP diluted net income per share	$0.30	$0.55	$0.23
Shares used in computing GAAP diluted net (loss) income per share	326.3	332.7	335.1
Shares used in computing Non-GAAP diluted net income per share	332.7	332.7	335.1